Exhibit 99.1

December 4, 2020

Dear Fellow Shareholder:

During this season of celebration and thanksgiving, we continue to be most grateful for your ongoing confidence in our company. Thus far throughout the pandemic, our efforts to effectively manage the business and mitigate the spread of COVID-19 throughout our roughly 12,500 residents and caregivers have been largely successful. As we approach the end of 2020, we wanted to provide you with an update regarding our progress – our fourth since the inception of the pandemic.

COVID-19 cases have been rising nationwide as we enter the winter months, and we remain completely focused on our responsibility to protect our residents and caregivers. Now more than ever, it is important for our investment and operating teams to diligently focus on protocols and best practices established and refined over the last several months. We assure you this emphasis on health safety remains our top priority.

COVID-19 & Portfolio Update

Consistent with national news and data, we have experienced a rise in cases since our last letter to you in September. Based on information received from our operators, as of December 1, 2020, we had 17 communities (of 71 total) in 12 states with reported laboratory-confirmed COVID-19 resident cases. For comparison, the respective metrics as reported in our September update letter were 5 communities in 2 states. As these numbers indicate, case count and virus activity continue to be quite variable on a week-to-week basis. In fact, at various points in time since our last letter, we have been COVID-free in all 71 of our communities.

As of December 1, we are pleased to report that 66 of our 71 communities are open to admitting new residents. During the fall, our operators have received increased inquires for unit availability, tours and actual move-ins. While this activity has not yet evolved into increased occupancy, our overall decline in portfolio occupancy continues to moderate. This trend is consistent with the third quarter 2020 data released by our leading industry trade organization (National Investment Center for Seniors Housing & Care, or NIC), which reflects an additional 0.50% decline in occupancy in all seniors housing since our September letter despite continued reduced new unit supply. We and the industry continue to probe for the bottom of occupancy declines brought on by the pandemic.

Finally, November 30 marked the end of the 2020 hurricane season which has been the most active on record for named storms. It’s worth noting that since September we experienced two additional tropical storms and one hurricane; however, we are pleased to report that there was minimal to no impact at any of our communities.

Financial Health

Given all the operating and economic uncertainty that 2020 has brought, the company has maintained its focus on a strong balance sheet, liquidity and financial flexibility. In September, we repaid all $80 million outstanding under our revolving credit facility, and in October we repaid an $8 million loan that was maturing. As of November 17, we had approximately $240 million in cash, cash equivalents and available capacity under our corporate line of credit. This equates to almost 3.6 times our annual corporate operating expenses and debt service obligations based on annualized 2020 third quarter results. With our low debt level and our next maturing loan not until 2022, we believe the company is financially well-positioned as we move into the new year.

Reflective of our confidence in the business, you will receive your fourth quarter distribution in an amount that continues to be unchanged from pre-pandemic levels the week of December 14. As mentioned in our prior communications, we will continue to closely monitor the quarterly distribution amounts and policy based on actual and forward-looking operational and financial performance of the portfolio and company.

The Road Ahead

We will keep you informed as we move forward into 2021, and certainly as material events unfold. On behalf of everyone at CNL thank you again for your continued support. We wish you and yours a safe and happy holiday season and the very best for the new year.

Our best regards,

James M. Seneff	Stephen H. Mauldin
Chairman of the Board	Chief Executive Officer & President

cc: Financial professionals

Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, will, continues, could and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict. Shareholders and financial professionals should not place undue reliance on forward-looking statements.